Exhibit 10-51

Lease Agreement with Fortunato Development

This RIDER "D" dated March 30, 2000 annexed to and forming a part of the Lease Agreement dated June 30, 1997, by and between Fortunato Development, Inc. (hereinafter referred to as Landlord) and Network Peripherals, Inc.
(hereinafter referred to as Tenant)

Whereas Landlord and Tenant entered into a Lease Agreement dated June 30, 1997, in which Landlord leased to Tenant and Tenant leased from Landlord the Demised Premises known as Suite 102, in a building known as 4170 Veterans Memorial Highway, Bohemia, NY 11716, (hereinafter referred to as the Building);

Whereas, Landlord and Tenant wish to modify the following information contained herein this Rider "D",

1. Expansion / Extension / Relocation Area - Tenant shall lease from Landlord the entire second (2nd) floor of the building called One Corporate Drive, Bohemia (hereinafter referred to as the "new building"). This deal represents a lease term extension and a lease expansion, as well as a tenant relocation.

2. Size - The Rentable Square Feet (RSF) of the entire 2nd floor of the new building is 24,096 RSF.

3. New Suite Designation - The suite name in the new building is Suite #201 (hereinafter referred to as the "new suite")

4. Extension Term Period - The current lease, and all of its provisions (except as outlined herein) shall be extended so that the tenant's occupancy in the new suite in the new building shall be seven (7) years.

5. Existing Space Obligation - As soon as the tenant moves into the new suite, in the new building, the remaining obligation to pay rent for the spaces leased by Tenant in 4170 Veterans Memorial Highway shall cease. At that point, the tenant shall have rights to occupy only the new suite in the new building and the rent described herein shall supercede the rent from the original base lease. The old suites shall be vacated and all materials shall be removed and the old suites shall be left in "broom clean" condition.

6. First Year Rent Structure - The rent for the new suite, in the new building, for the first year will be Four Hundred Twenty Six Thousand Four Hundred Ninety Nine Dollars and Twenty Cents ($426,499.20). This is based on the following breakdown: The base rent for 75% of the new suite (18,072
     RSF) is $18.00. Then $.70 per RSF for cleaning is added and $1.25 per RSF for Heating Ventilating and Air Conditioning (HVAC) gas and electric is added. This brings the rent for 75% of the new suite, per RSF, to $19.95. Then the base rent for the remaining 25% of the RSF (6,024 RSF) is $9.00 per RSF plus $.70 for cleaning plus $1.25 per RSF for HVAC gas and electric for a total of $10.95 per RSF.

7. Tenant Electrical Service - The tenant's electric service for lights and outlets shall be fed off of a new electrical service. The tenant shall make an application for this electric service to Long Island Power Authority
     (LIPA) and shall pay the utility company directly for the electric consumed on this new electric service.

8. Annual Escalation - Commencing the 2nd year, and each year thereafter for the balance of the extension period, the rent, cleaning and HVAC gas and electric shall be escalated four percent (4%) per year cumulative above the previous years total rent amount.

9. 2nd Year Rent Structure & Taxes - The rent for the 2nd year of the lease extension, expansion and relocation shall be Four Hundred Ninety Nine Thousand Nine Hundred Ninety Two Dollars and No Cents ($499,992.00), plus pro-rata share of any tax increase over the base year taxes for the new building. The tax base year shall be the 1999-2000 tax year. Any increases in taxes shall be paid by tenants on a pro-rata basis.

10. New Suite Signage - The tenant shall only be allowed, at tenant's sole cost and expense, suite entrance signage. Such signage shall be limited to the company logo and company name and shall be located either on a wall within the new suite's reception area or on the entrance door to the new suite on the 2nd floor. A single line company name and suite number and floor will be provided by Landlord on the 1st floor lobby of the new building.

11. Security Deposit - The Tenant shall pay the Landlord an additional sum of Fifty Seven Thousand One Hundred Eighty Five Dollars and Forty Six Cents ($57,185.46) to add to their existing security deposit.

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

Exhibit 10-51

Lease Agreement with Fortunato Development

12. Extension Term Commencement Date - The extension period commencement date shall be determined once the Landlord has received the signed original copies of this lease Rider D, the security deposit and has signed off on the set of designed drawings. The Landlord will use its best efforts to get the tenant into the new suite as soon as possible.

13. Existing Signage -The Tenant shall make arrangements to have the tenant's building signage removed from the building known as 4170 Veterans Memorial Highway, Bohemia and to have the electric service in suite #204 disconnected from the service in suite #102 and reconnected to the building's house electrical service.

14. Cleaning - Cleaning shall be provided by Landlord for the new suite and the building.

15. Shared Build Out Cost - Once the Landlord and the Tenant have come to agreement on the scope of work to be done in the new suite, in the new building, the Landlord shall do a cost analysis of the scope of work to be done. Once the scope of work cost analysis has been done, the Tenant and the Landlord agree to share the cost to build out the new suite in accordance with the scope of work on a 50% / 50% basis. The Landlord shall pay fifty percent (50%) of the build out cost and the Tenant shall pay fifty (50%) of the build out cost. As soon as the Landlord receives the check from the Tenant for the Tenant's share of the construction cost, the Landlord shall begin the construction of the new suite.

All Other Terms, Covenants and Conditions - Landlord and Tenant agree that the provisions of this RIDER D are hereby incorporated into the original Lease Agreement dated June 30, 1997, and that all other terms, covenants and conditions shall remain the same, except those terms, covenants and conditions that are specifically defined within this Rider D. The provisions of this Rider D supersede those in the base Lease Agreement or any earlier Lease Rider that is associated with the base Lease Agreement.

IN WITNESS WHEREOF,  the parties agree to the terms and conditions of this RIDER
D.

LANDLORD:                                         TENANT:
FORTUNATO DEVELOPMENT, INC.                       NETWORK PERIPHERALS, INC.



By:    /s/ Bernard Fortunato                      By:    /s/ Wilson Cheung
       ---------------------                             -----------------
       Bernard R. Fortunato, PE                          Wilson Cheung
       President                                         Chief Financial Officer

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